                                                                     EXHIBIT 3.1

                        CV THERAPEUTICS, INC.

                        AMENDED AND RESTATED
                     CERTIFICATE OF INCORPORATION
                  (filed pursuant to Sec. 242 & 245)
                                  OF

                        CV THERAPEUTICS, INC.

           Louis G. Lange, M.D., Ph.D. does hereby certify:

           1. He is the Chairman of the Board and Chief Executive Officer of CV Therapeutics, Inc., a corporation organized and existing under the laws of the state of Delaware. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 11, 1990.

           2.         The Certificate of Incorporation of this
Corporation is hereby amended and restated as follows:

                                  I.

           The name of this corporation is CV Therapeutics, Inc.

                                 II.
           The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington,
County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The
Prentice-Hall Corporation System, Inc.

                                 III.

           The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                 IV.

           A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is thirty-five million (35,000,000) shares. Thirty million (30,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

           B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or

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restrictions of any wholly unissued series of
Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                  V.

           For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

           A.

            (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

            (2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the date on which the corporation is no longer subject to Section 2115 of the California Corporations Code (the "Qualifying Record Date"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

           Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

            (3) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

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            (4)       Subject to the rights of the holders of any
series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

           B.

            (1) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

            (2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

            (3) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

            (4) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of the shares entitled to cast not less that ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

            (5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                 VI.

           A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action

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further
eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

           B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this
Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                 VII.

           A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

           B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the voting power of all of the thenoutstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

           The foregoing Amended and Restated Certificate of
Incorporation has been duly approved by the Board of Directors.

           The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the vote of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation entitled to vote on the amendment was 4,181,077 shares of Common Stock, 7,746,973 shares of Series A Preferred Stock, 5,505,865 shares of Series C Preferred Stock, 8,296,607 shares of Series D Preferred Stock, 4,296,600 shares of Series E Preferred Stock and 6,535,970 shares of Series G Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock and more than 50% of the Preferred Stock each voting separately as a separate class and more than 50% of the Common Stock and Preferred Stock voting together as a single class on an as-converted basis.

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           I further declare under penalty of perjury under the laws
of the state of Delaware that the matters set forth in this Amended and Restated Certificate of Incorporation are true and correct.


                                            /s/ Louis G. Lange
                                            Louis G. Lange, M.D., Ph.D.
                                            Chairman of the Board and
                                            Chief Executive Officer

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                      CERTIFICATE OF DESIGNATION

                                  OF

            SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                  OF

                        CV THERAPEUTICS, INC.

   (Pursuant to Section 151 of theDelaware General Corporation Law)

                   (EXHIBIT A TO RIGHTS AGREEMENT)

CV THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 2, 1999

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Company, which are applicable to the Preferred Stock of all classes and series), as follows:

         Series A Junior Participating Preferred Stock:

            SECTION 1. DESIGNATION AND AMOUNT. Three Hundred Thousand (300,000) shares of Preferred Stock, $ .001 par value, are designated "Series A Junior
            Participating Preferred Stock" with the
            designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the
            "Junior Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors;
            provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.

            SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

            (A)  Subject to the rights of the holders of
            any shares of any series of Preferred Stock
            (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a "Quarterly Dividend
            Payment Date"), commencing on the first
            Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $l.00 or
            (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly
            Dividend Payment Date, since the first
            issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock
            (by reclassification or otherwise than by payment of a dividend in shares of Common
            Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause
            (b) of the preceding sentence shall be
            adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (B)  The Company shall declare a dividend or
            distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common
            Stock); provided, that in the event no
            dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend
            Payment Date and the next subsequent
            Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred
            Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

            (C)  Dividends shall begin to accrue and be
            cumulative on outstanding shares of Junior
            Preferred Stock from the Quarterly Dividend
            Payment Date next preceding the date of
            issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend
            Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend
            Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior
            Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

            SECTION 3. VOTING RIGHTS. The holders of shares of Junior Preferred Stock shall have the following voting rights:

            (A)  Subject to the provision for adjustment
            hereinafter set forth, each share of Junior
            Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common
            Stock, or effect a subdivision or
            combination or consolidation of the
            outstanding shares of Common Stock (by
            reclassification or otherwise than by
            payment of a dividend in shares of Common
            Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (B)  Except as otherwise provided herein, in
            any other Certificate of Designation
            creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

            (C)  Except as set forth herein, or as
            otherwise provided by law, holders of Junior
            Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common
            Stock as set forth herein) for taking any corporate action.

            SECTION 4. CERTAIN RESTRICTIONS.

            (A)  Whenever quarterly dividends or other
            dividends or distributions payable on the Junior Preferred Stock as provided in
            Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

            (I)  declare or pay dividends, or make any
            other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

            (II) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
            up) with the Junior Preferred Stock, except dividends paid ratably on the Junior

            Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (III) redeem or purchase or otherwise
            acquire for consideration shares of any
            stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
            up) to the Junior Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior
            (either as to dividends or upon dissolution, liquidation or winding up) to the Junior
            Preferred Stock; or

            (IV) redeem or purchase or otherwise acquire for consideration any shares of Junior
            Preferred Stock, or any shares of stock
            ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
            up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (B)  The Company shall not permit any
            subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this
            Section 4, purchase or otherwise acquire such shares at such time and in such manner.

            SECTION 5. REACQUIRED SHARES. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated
            Certificate of Incorporation, or in any
            other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

            SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior
            Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
            up) with the Junior Preferred Stock, except distributions made ratably on the Junior
            Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
            In the event the Company shall at any time declare or pay any dividend on the Common
            Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of
            Common Stock (by reclassification or
            otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior
            Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            SECTION 7. CONSOLIDATION, MERGER, ETC.  In case the
            Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior
            Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property
            (payable in kind), as the case may be, into which or for which each share of Common
            Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock
            (by reclassification or otherwise than by payment of a dividend in shares of Common
            Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            SECTION 8. NO REDEMPTION. The shares of Junior Preferred Stock shall not be redeemable.

            SECTION 9. RANK. The
            Junior Preferred Stock shall rank, with
            respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company's
            Preferred Stock.

            SECTION 10. AMENDMENT.
            The Amended and Restated Certificate of
            Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.

            IN WITNESS WHEREOF, the undersigned have executed this certificate as of February 2, 1999.

                                           /s/ Louis G. Lange
                                           -------------------------------------
                                           Louis G. Lange, Chairman of the Board
                                           And Chief Executive Officer

                                           /s/ Alan C. Mendelson
                                           -------------------------------------
Alan C. Mendelson, Secretary